SDTH Q2 07 Investor Questions and Answers

1.	Do you have any guidance for 2008?
A:	We have not issued guidance for 2008 at this time.

2.	What’s your current ASP (Average Selling Price) of NPCC? What’s your expectation of its trend in 2007?

A:	Our ASP of NPCC in second quarter is about $390/MT without VAT (VAT rate is 17%). Our ASP of NPCC will declined slightly in RMB but increased slightly in U.S. dollars due to currency fluctuation.

3.	What progress have you made in launching new application for NPCC in the market?
A:
We have sent samples of our NPCC for PE to several potential customers for testing. Our NPCC for PP, paint and other applications are still in the development stage. We expect it will take 6-12 months before we launch NPCC for PP or PE. We will keep you informed of any progress we make.

4.	Please provide more details of the new applications of NPCC that you expect to add in 2007. Within the next two years.
A:
We will mainly focus on the research of new applications on plastic, including PE (Polythylene), PP Polypropylene in Q2. And we would also like to enter into paper making application in 2007. Our R&D center in Shanghai is working on it. In the following two years, they might add new applications on automobile paints (oil based), silicone-adhesive.

5.	What is the status of your patent on the new membrane dispersion method?
A:
We jointly own with Tsinghua University the next-generation NPCC particle-producing technology based on membrane-dispersion techniques. We submitted the patent application in May 2006. This technology was assessed as “World Advanced Technology” in January 2006. The process for approval is approximately 18 months, therefore we expect to receive our patent by the end of 2007.

6.	Will you need to take on debt to complete your capacity expansion in 2007?
A:	Our cash on hand and cash generated by operation activity can support the capacity expansion of 60,000 metric tons capacity.

7.	What are your expansion plans beyond the next 60,000 metric tons capacity?
A:
We expect to have this additional capacity installed by the end of 2007. Once the lines are installed and operating, we expect that it will take 4 - 5 to reach full capacity. While we have ample room for additional capacity we will review our the market demand and determine the next phase of our expansion plans based on the rollout of the next 60,000 mt.

8.	How do you intend to recoup the higher cost of investment for the stainless steel equipment?
A:
We believe that using the stainless steel equipment will allow us to produce cleaner NPCC particles; that is because overtime the carbon steel and rust gets into the NPCC products whereas stainless steel does not. By ensuring our customers a higher quality product, we believe that we can obtain customers with higher specification in their products.

9.	Do you have plans to target U.S. manufacturers?
A:	At this time we are not specifically targeting any U.S. manufacturers, but it is part of our long term strategy, particularly to target tire and paper manufacturers

10.	Do you have the marketing personnel and relationships to begin the “design in” selling process with international tire OEMs such as Michelin?
A:
As a high-tech new functional material, NPCC can enhance the tires resistance to wear, elongation that the other fillers can not replace. The tire manufacturers usually have their own steady formulas which have been used for many number of years making manufacturer cautious to include any new material. However, the world second-tier tire manufacturers have shown interested in NPCC influenced by Chinese domestic tire manufacturers who use NPCC. We plan to approach these international companies in the future. Our plan is to win 1-2 international brand in the following 6-12 months, such as Kumho tire (Korea), Bridgestone (Japan), these will be our target clients.

11.	What percentage of each application can be substituted for NPCC by weight and percentage (paper, latex, paint, pvc, etc)?
A:
NPCC is used in the coating for manufacturing coating paper which usually requires about 12 -15 parts of NPCC, equivalent 8-10% of total weight. For latex, NPCC is mainly filled into silicone adhesive, which has high demand of NPCC which usually requires 30% of total weight. Regarding paint, NPCC can partially replace titanium dioxide (20%) and other materials which usually require 5-8% of total weight. For PVC, the proportion is about 5% of total weight.

12.	What is the value proposition to the tire manufacturer in terms of a unit of output? If NPCC is a partial substitute for carbon black, then what is the incremental savings to a tire manufacturer?
A:
As the different formulas we provide to our customers, the improvement to performance of tire is different accordingly. In general, the use of NPCC provides a 10-20% overall improvement in performance. We take the formulas provided to our customer - Double Star Tire as the example.

Modulus (300% MPA) increase up to 13%
Tear resistance increase up to 50%
Break elongation increase up to 20%
Abrasion loss decrease up to 20%
Tensile strength increase up to 18%

In the formulas of tire, every filler has its own advantage. However, comparing with these fillers, NPCC has its unique functional improvement to its application. Simultaneously, NPCC can save the tire manufacturer 3% cost if NPCC substitute 10 par carbon black.

13.	What is the potential market size of NPCC for polyethylene and polypropylene?
A:
The domestic supply of PP and PE is about 7 mil metric tons each annually, so total is about 13 to 14 mil annually. The worldwide supply is about 80 mil to 90 mil metric tons. We estimate that NPCC will be about 4-5% by weight, so the local potential demand is about 500,000 to 600,000 metric tons of NPCC per year for PE and PP.

14.	What is the average cost savings by application?
A:
UNIT COST SAVING
PVC	$20 - $30 / mt
Tire	$30 / mt
Paint	$26- 40/ mt
Paper	$26- 40/ mt

15.	Why aren't there more international companies producing NPCC?
A:
Limestone is the main raw material for producing NPCC.  Because China has large reserves, we are able to produce NPCC at a reasonable cost while in many other countries where limestone is not widely available the cost is relatively higher.

16.	How hard is it for your customers to switch to a competitor?
A:
We believe it is hard for our customers to switch to a competitor. First, the technology entry-barrier. We are holding proprietary technology for production of NPCC, esp. the creative world advanced membrane-dispersion techniques, we jointly owned this patent with Tsinghua University. It is in a way to restrict our competitors to win our customers. Second, the rubber and plastic materials require a unique formula of NPCC, we provide unique formula to each client, so it is risky for our customers to switch to another supplier due to it will bring a lot of uncertainties. Third, besides of our advantage on technology, we still own the raw material advantage, especially in Xi’an factory, we are close to a high quality limestone mine with lower purchase price.

17.	How many Chinese competitors do you have?
A:
It’s difficult to tell how many competitors there are in China. Currently, NPCC production is still in its infancy with little market data and wide differences in the quality of particles produced. I can state that we manufacture true nano-size NPCC products in China, while the other manufacturers produce thicker NPCC which is not true nano-size particles nor do their particles offer any consistency.

18.	Can you provide more detail on your chemical business?
A:
As you already know, our chemical business is our legacy business and a very important source of cash for us. While our business is stable, the chemical market is mature and we don’t anticipate it to be a growth driver for the company.